Exhibit 5.3

             DR. ZSOLT SZITA LAW OFFICE

H-1015 Budapest, Toldy Ferenc u. 17. fszt. 1.

Phone: +361 787-5489; Fax: +361 784-6782

e-mail: szitadr@t-online.hu

February 12, 2013

Hungary—Government Debt Management Agency

Private Company Limited by Shares

Csalogány u. 9-11.

H-1027 Budapest

Hungary

Ladies and Gentlemen:

In our capacity as Hungarian legal advisers to Government Debt Management Agency Private Company Limited by Shares of Hungary, we have reviewed the registration statement (the “Amendment”) filed on the date hereof relating to the registration of additional securities of the Issuer filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the Amendment, the Issuer is registering U.S.$351,000,000 aggregate principal amount of its debt securities (the “Securities”) to be offered and sold from time to time as set forth in the Registration Statement.

We have also reviewed the registration statement filed on Schedule B (No. 333-170923) relating to securities of the Issuer (the “Registration Statement”), as amended and as supplemented on February 4, 2011 by Amendment No. 1, the Base Prospectus relating to debt securities of Hungary dated February 17, 2011 (the “Base Prospectus”), the Fiscal Agency Agreement (including the form of Registered Global Debt Security) dated January 29, 2010 previously filed as an exhibit to Hungary’s Form 18-K/A filed on February 4, 2010 (the “Fiscal Agency Agreement”) and the Underwriting Agreement dated January 26, 2010 previously filed as an exhibit to Hungary’s Form 18-K/A filed on February 4, 2010 (the “Underwriting Agreement” and, together with the Fiscal Agency Agreement, the “Agreements”), pursuant to which Hungary proposes to issue and sell the Securities.

In rendering this legal opinion, we have also reviewed the following laws and decrees of Hungary pursuant to which the issue of the Securities has been authorized:

a.	Act No. Act CCIV of 2012 on the budget of Hungary for the year 2013;

b.	Act No. CXCV of 2011 on public finances;

c.	Act. No. CXCIV of 2011 on economic stability of Hungary; and

d.	Government Decree No. 285 of 2001 on Bonds.

Having considered these documents and such other documents and matters as we deemed necessary, and having regard to the laws of Hungary to which this opinion is limited, we are of the opinion that when the Securities have been duly authorized, issued and executed by Hungary and authenticated, delivered and paid for as contemplated by the Agreements, the Base Prospectus and any amendment or supplement thereto, the Securities will constitute valid and legally binding obligations of Hungary under and with respect to the present laws of Hungary.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the references to this law office appearing under the heading “Validity of the Securities” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Zsolt Szita dr.
Zsolt Szita dr.

Attorney-at-law

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